EXHIBIT 15

September 8, 2000

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated August 17, 2000 on our review of interim consolidated financial information of The Limited, Inc. and Subsidiaries (the “Company”) as of and for the period ended July 29, 2000 and included in the Company’s quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in its registration statements on Form S-8, Registration Nos. 33-18533, 33-25005, 2-92277, 33-24829, 33-24507, 33-24828, 2-95788, 2-88919, 33-24518, 33-6965, 33-14049, 33-22844, 33-44041, 33-49871, 333-04927, 333-04941, and the registration statements on Form S-3, Registration Nos. 33-20788, 33-31540, 33-43832, and 33-53366.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Columbus, Ohio